Exhibit 99.1

Satcon, Great Wall Computer Announce Strategic Sales and Manufacturing Partnership to Expand Satcon’s Leadership Position in China’s Utility Scale Solar Market

Five-Year Agreement Provides Commercial Sales, Marketing and Distribution Relationship in Chinese Market, Extended Contract Manufacturing Agreement and Strengthened Supply Chain Organization

Boston, Massachusetts — Feb 07, 2012- Satcon Technology Corporation® (NASDAQ CM: SATC), a leading provider of utility-scale power conversion solutions for the renewable energy market, today announced a partnership with Great Wall Computer Company Limited (GWPC), a majority-owned subsidiary of China Electronics Corporation (CEC).  The partnership will position Satcon to capitalize on the estimated 14GW of utility scale projects under development, fueled by the country’s Feed-In Tariff program.  Of the 14GW of identified non-residential solar projects in development in China today, the majority are expected to be developed by China State Owned Entities.

The partnership, which includes a five-year contract manufacturing agreement and a sales, marketing and distribution relationship, supports Satcon’s strategic plan to continue to deliver its industry-leading utility scale inverter technologies at the industry’s lowest possible cost though a world-class manufacturing and supply chain operation and localized access to the Chinese large scale solar market.  GWPC is one the world’s largest electronics contract manufacturers and is publicly traded on the China Stock Exchange (Code: 000066).  CEC, a Fortune Global 500 company, is China’s largest technology firm and one of 53 China State Owned Entities.

“As the worldwide solar market continues to develop, the focus on both inverter performance and costs have intensified,” said Steve Rhoades, Chief Executive Officer of Satcon Technology Corporation.  “The Great Wall partnership significantly strengthens our company, accelerates our cost reduction efforts and opens up a sizeable opportunity above and beyond our recent success in the China market.”

“Great Wall is highly committed to the promise of solar PV as a source of clean renewable energy,” said Mr. Zhou Gengshen, GWPC’s CEO.  “Satcon is the world’s leading brand in utility-scale solar technologies and this agreement creates a strong, integrated global alliance that will deliver advanced technologies at a cost that makes solar a viable energy source now and for years to come.”

Highlights of the Agreement:

•                  A non-exclusive commercial sales and marketing agreement for the distribution of Satcon solar inverters for greater China.  Under the terms of the sales and marketing agreement, Great Wall has committed to an initial purchase of approximately 60 megawatts of Satcon’s PowerGate Plus solutions, which are expected to be delivered by April and utilized for Great Wall projects.

•                  A non-exclusive contract manufacturing agreement with Great Wall’s wholly-owned subsidiary and Satcon’s current contract manufacturer, Excelstor.  Under the new agreement, Great Wall will closely support joint efforts by Satcon and Excelstor in aggressive cost reduction driven by design and supply chain improvements.  Under the terms of the agreement, immediate cost reductions are provided in addition to medium- and long-term targets.

“The Great Wall-Satcon partnership will enable continued solution innovation and cost competitiveness, helping to ensure the long term viability of solar as a key source of low cost clean energy production for decades to come,” continued Rhoades.

About Satcon

Satcon Technology Corporation® is a leading provider of utility-scale power conversion solutions for the renewable energy market, enabling the industry’s most advanced reliable and proven clean energy alternatives. For over 26 years, Satcon® has designed and delivered the next generation of efficient energy systems for solar photovoltaic, stationary fuel cells, and energy storage systems. To learn more about Satcon, please visit http://www.satcon.com.

About Great Wall Computer Company Limited

China Great Wall Computer Shenzhen Co., Ltd. established in 1987, listed as Great Wall Computer(Stock code:000066), is a large-scale computer manufacturer with its own R&D. It is the key enterprise of CEC. The headquarters is located in Shenzhen, China. There are four R&D/manufacturing bases under the headquarters: the Nanshan Science and Industry Park, Shenzhen Futian Free Trade Zone, the Shiyan Hi-tech Industrial Base and the Beijing Star-Net Industrial Park. And it has more than 35,000 staff. Great Wall Computer is the first PC manufacturer in China. It produced the very first set of advanced Chinese computer Great Wall 0520CH. It is the largest monitor and the 3rd LCD TV manufacturer in the world. And also the biggest manufacturer in the power supply of computer. Its turnover had reached RMB83.40billion. It listed as the 2nd in Shenzhen Top100 Enterprise at the year of 2011. To learn more about Great Wall computer, please visit www.greatwall.com.cn

Safe Harbor

Statements made in this press release that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions, and includes statements regarding the expected financial and commercial benefits of the partnership with Great Wall. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectations. Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

Satcon Contacts:

Michael Levi

(949) 201-5955

michael.levi@satcon.com

or

Leah Gibson
(617) 910-5515
Leah.Gibson@satcon.com